Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/10/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD’S REPORTS RECORD APRIL 2004 SALES

•	Global monthly comparable sales positive for the 12th consecutive month – up 10.5%

•	U.S. comparable sales up 13.5% for the month and 14.0% year-to-date

•	Europe comparable sales up 5.0% for the month and 3.9% year-to-date

•	Asia/Pacific, Middle East and Africa comparable sales up 10.1% for the month and 6.3% year-to-date

OAK BROOK, IL – McDonald’s Corporation announced today that April 2004 Systemwide sales for McDonald’s restaurants increased 16.6%, or 11.3% in constant currencies, compared with April 2003. Comparable sales for McDonald’s restaurants worldwide increased 10.5% for the month.

Charlie Bell, McDonald’s President and Chief Executive Officer, said, “First, let me say that I am recovering nicely from the surgery I had last week. I feel good and I look forward to a complete recovery. I also feel good about our April sales results. We had another strong month, which is a credit to the strength and popularity of our brand, as well as our ongoing efforts to be relevant and customer focused.

“Our U.S. business had an outstanding month with comparable sales up 13.5%, driven by a combination of successful initiatives to enhance our customers’ experiences. Tomorrow we will launch our first-ever “Go ActiveTM Adult Happy Meal®” promotion featuring our new Fiesta Premium Salad, bottled water, a StepometerTM and a booklet of walking tips – another one-of-a-kind innovation found only at McDonald’s.

“Europe’s April comparable sales increased 5.0% boosted by the introduction of the Salads Plus menu in Germany and the UK, along with a continued focus on everyday value offerings and improved service throughout Europe. By the end of May, the Salads Plus menu will be available in a total of fourteen European countries, including our three largest markets. We remain committed to increasing our relevance across the region through targeted service, food, value and marketing initiatives under our Plan to Win.

“April sales in our Asia/Pacific, Middle East and Africa segment reflected strong performance across several key markets driven by value and menu offerings, as well as comparison against weak, SARS-impacted results in the prior year in certain markets.”

Bell added, “I am pleased with the progress we’ve made against our Plan to Win. While I recognize that last year’s strong comparable sales will create more challenging monthly comparisons as we move throughout the year, I remain confident in our plans and the opportunities that exist to add even more customers to our restaurants in the future.”

April Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	2004	2003	2004	2003
McDonald’s Restaurants*	10.5	(0.8)	9.7	(2.9)
Major Segments:
U.S.	13.5	1.3	14.0	(1.1)
Europe	5.0	(2.3)	3.9	(3.9)
APMEA**	10.1	(6.9)	6.3	(7.9)

April Systemwide Sales

	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	As Reported	In Constant Currency	As Reported	In Constant Currency
McDonald’s Restaurants*	16.6	11.3	17.2	10.6
Major Segments:
U.S.	14.3	14.3	14.9	14.9
Europe	18.0	6.5	20.1	5.5
APMEA**	21.0	9.7	17.4	5.9

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions

*	Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

*	Systemwide sales include sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

*	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Related Communications

McDonald’s tentatively plans to release May monthly sales on Monday, June 7, 2004.

More than 30,000 local McDonald’s restaurants serve about 47 million customers each day in more than 100 countries. Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of May 10, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

# # #